EXHIBIT 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into as of October 17, 2007, by and between COSÌ, INC., a Delaware corporation, its subsidiaries, and successors and assigns (collectively, the “Company”), and GILBERT MELOTT, a resident of the State of Illinois (“Employee”).
     Employee and the Company agree as follows:
     1. Resignation and Separation. By mutual agreement of Employee and the Company, the employment relationship between Employee and the Company shall terminate on October 17, 2007 (the “Separation Date”). In addition to Employee’s pro rata bi-weekly salary, less applicable withholding taxes and deductions, to be paid to Employee through the Separation Date, payment for pro rata vacation earned through the Separation Date, less applicable withholding taxes and deductions, and reimbursement for any expenses incurred in the ordinary course of business and in accordance with the Company’s business expense reimbursement policy, the Company agrees to pay to Employee severance as set forth in Section 2 below. Employee’s medical and health benefits have been paid and shall continue through October 31, 2007.

On a pro rata basis, as of October 17, 2007:

Total Gross Accrued Vacation Days:	16 days
Vacation Days Paid in 2007:	5 days
Net Vacation Due at Separation:	11 days
     2. Severance Compensation. Subject to the terms of this Agreement, and providing Employee signs and does not revoke this Agreement, the Company agrees to pay to Employee the additional compensation and other benefits as set forth below:
          A. Stock Options and Restricted Stock.
     Accelerated Vesting. Except for the Forfeited Stock Options (as defined below) to which Employee is voluntarily waiving his rights, all unvested stock options and all unvested restricted stock held by Employee, as set forth on Schedule A attached hereto (the “Restricted Stock and Stock Option Summary”), shall be 100% vested immediately prior to Employee’s termination on the Separation Date. All stock options shall be exercisable in accordance with the respective stock option plans pursuant to which such stock options were granted, and all restricted stock shall continue to be subject to the terms and conditions of the COSÌ, Inc. 2005 Omnibus Long-Term Incentive Plan pursuant to which such restricted stock was granted. Immediately prior to Employee’s termination on the Separation Date and following accelerated vesting of the stock options and restricted stock in accordance herewith, the total number of vested options and shares of the Company’s stock held by Employee shall be the amounts set forth in the table below in the column entitled “Net Shares Available at Separation (4-5)”:

		Voluntarily	Vested due
	Vested as	Waived Rights to	to	Gross Total	Shares	Net Shares
Original	Regularly	Accelerate	Accelerated	Vested at	Previously	Available at
Grant	Scheduled	Vesting	Vesting	Separation	Sold	Separation
(1)	(2)	(3)	(4)	(2 +4)	(5)	(4-5)

182,826 Stock Options	123,507	11,234 (Grant 3523)	20,000	143,507	-0-	143,507 Stock Options
		11,234 (Grant 3550)
		14,783 (Grant 3636)
		2,068 (Grant 3636A)
		Total = 39,319

143,750 Restricted Stock	62,500	-0-	81,250	143,750	15,671	128,079 Restricted Stock

     Waiver of Rights to Forfeited Stock Options. Employee hereby voluntarily waives any and all rights to any unvested stock options having a grant price greater than the trading price on the date of this Agreement (as reflected in the Restricted Stock and Stock Option Summary). Accordingly, such waiver shall apply to the grants identified in the Restricted Stock and Stock Option Summary as Grant #s, 3523, 3550, 3636, and 3636A, as indicated in the foregoing table in the column entitled “Voluntarily Waived Rights to Accelerate Vesting (3)” (collectively, “Forfeited Stock Options”).
     Selling the Shares of Stock. As requested by Employee, General information applicable to selling the shares after the Separation Date is outlined in Exhibit A attached hereto.
     B. Medical and Health Benefits. For up to a period up to but not to exceed eighteen (18) months, commencing as of November 1, 2007 and continuing through April 30, 2009, unless earlier terminated in accordance herewith, the Company shall pay for the cost to continue Employee’s benefits coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Such COBRA payments shall terminate on the earlier to occur of (i) the 18th consecutive month, or (ii) the date immediately prior to the date on which Employee becomes eligible for healthcare benefits under a healthcare plan offered by another employer or otherwise.
All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. Employee acknowledges and agrees that, other than as specifically set forth in Section 1 above for services rendered and vacation earned as of the Separation Date and in this Section 2 above, Employee is not due any other compensation or benefits, including, without limitation, compensation for unpaid salary, unpaid bonus, severance or accrued or unused vacation time or vacation pay, arising from or relating to Employee’s employment with the Company or the termination of Employee’s employment. Employee further acknowledges and agrees that the foregoing payments and benefits set forth in this Section 2 are compensation which the Company would not be required to pay to Employee.
     3. Return of Company Materials. Employee agrees to and shall promptly return to the Company at the Cosi Support Center, or such other location as may be agreed to by Employee and the Company, all property of the Company in Employee’s control or possession, including, without limitation, confidential and proprietary information of the Company, keys, and key cards, security codes, laptop computer, training materials, files, customer lists, franchisee lists, and any other equipment, materials, or information of the Company.
     4. General Release of All Claims. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of Employee pursuant to this Agreement, and the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges and agrees, Employee, on behalf of Employee and Employee’s successors, heirs, beneficiaries, agents, executors and assigns, hereby voluntarily, knowingly, and willingly releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans (collectively, the “Releasees”), from any and all claims, complaints, causes of action, charges, demands or rights, of any kind or nature whatsoever, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims Employee may have arising from or relating to Employee’s employment or termination from employment with the Company, and further including a release of any rights or claims Employee may have under the Age Discrimination in

Employment Act, as amended by the Older Worker Benefits Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974, as amended; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment, including, but not limited to, the Illinois Human Rights Act, and the Illinois Wage Payment and Collection Act and any other laws regarding the payment of wages, to the maximum extent permitted by law. This release further includes a release by Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Employee’s employment with or resignation or termination from the Company.
     This Section 4 shall operate as a general release and a covenant not to sue to the extent permitted by law. It is the intention of the parties in executing this Agreement that it shall be an effective bar to each and every claim, demand, and cause of action described in this paragraph, including known and unknown claims. This release is not intended as a bar to any claim that, by law, may not be waived, or a claim to challenge the validity of this Agreement. Employee waives any right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with and/or termination from Employee’s employment with the Company. Employee acknowledges that Employee has not suffered any on-the-job injury or condition for which Employee has not already filed a claim. Employee further acknowledges that Employee has no pending claims against the Company.
     5. No Admission. This Agreement is not an admission by either Employee or the Company of any wrongdoing or liability.
     6. Waiver of Reinstatement. Employee waives any right to reinstatement or future employment with the Company following Employee’s separation from the Company on the Separation Date.
     7. No Disparagement. Employee agrees not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or executives. Employee will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.
     8. Indemnification. The Company shall indemnify Employee to the fullest extent permissible under the Company’s By-laws as in effect on the date hereof, including, without limitation, with respect to the suit pending in the Stamford Superior Court in the matter of Charles Gray v. Cosi, Inc. (Docket No. FST-CV-05-4002871S).
     9. Cooperation. Employee agrees to cooperate reasonably with the Company and its counsel in regard to any litigation, investigation, or similar action presently pending or subsequently initiated involving matters of which Employee has knowledge as a result of Employee’s employment with the Company. Such reasonable cooperation shall consist of Employee making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity. Employee shall not receive any additional compensation for rendering such assistance. The Company shall pay or reimburse Employee, as determined by the Company, for reasonable costs of travel and travel-related expenses incurred by Employee in connection with any such cooperation and assistance provided that Employee shall contact the Company promptly upon notice to coordinate travel arrangements prior to incurring any such costs and expenses and shall promptly submit to the Company receipts and documentation for such costs and expenses.
     10. Restrictive Covenants. Employee acknowledges and agrees that Employee will continue to be bound by the restrictive covenants set forth in and the terms and conditions of that certain Confidentiality and Non-Compete Agreement dated as of December 17, 2001, (the “Confidentiality and Non-Compete Agreement”), as amended by this Section 10 of this Agreement, entered into between Employee and the Company (a copy of which is attached to and incorporated herein), and that the terms and agreements thereof which are intended to survive termination of Employee’s employment with the Company shall so survive and continue in full force and effect. In consideration of Employee’s waiver of any rights with respect to the Forfeited Stock Options and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by the parties hereto, the

Company agrees to reduce the term of the post-termination non-compete and more narrowly define “competitive business” for purposes of Sections 5(ii) and (iii) of the Confidentiality and Non-Compete Agreement. Accordingly, Sections 5(ii), (iii) and (iv) of the Confidentiality and Non-Compete Agreement are hereby deleted in their entirety and replaced with the following provisions:
     “5(ii) Non-Compete. During the term of Employee’s employment with COSÌ (except for the sole and exclusive benefit of COSÌ) and for a period of twelve (12) consecutive months immediately following the termination of Employee’s employment with COSÌ, for any or no reason whatsoever, Employee shall not, directly or indirectly, without the express prior written consent of COSÌ, (i) enter the employ of, or render services to or on behalf of, any person, firm, corporation, or other entity engaged in a Directly Competitive Business (as defined below); or (ii) engage in any Directly Competitive Business for Employee’s own account or as an individual, partner, shareholder, director, officer, principal, agent, employee, member, manager, trustee, consultant, advisor, joint venturer, representative, or in any other relationship or capacity, whether or not for monetary benefit. Nothing contained in this paragraph shall be deemed to prohibit Employee from acquiring, solely as an investment, less than five percent (5%) of the issued and outstanding securities of any public corporation.
     5(iii) Directly Competitive Business. In connection with Section 5(ii) above, a “Directly Competitive Business” is any business providing the same or similar products as provided by COSÌ in a premium convenience or fast casual restaurant format, including, without limitation, Potbelly’s, Panera Bread, Atlanta Bakery, Au Bon Pain, Corner Bakery, and other fast causal or premium convenience restaurant companies in direct competition with COSÌ that provide the same or similar products as provided by COSÌ. This prohibition as it pertains to restaurant companies includes only those restaurant companies that (i) are direct competitors of COSÌ, and/or (ii) are seeking to enter into direct competition with COSÌ.
     5(iv) Acknowledgements by Employee. Employee acknowledges and agrees that (a) COSÌ is aggressively developing and growing its business throughout the United States and internationally, through company development, franchise development, licensing agreements, and strategic partnerships, and it’s business is national in scope, and (b) the periods of time, geographical scope and other limitations provided for in this Agreement are the minimum such terms necessary to protect and maintain the proprietary interests, business, and goodwill of COSÌ and its successors and assigns and are reasonable in all respects. Employee further agrees that any breach of the confidentiality and non-disclosure obligations and restrictive covenants of this Agreement will cause COSÌ irreparable injury and damage for which COSÌ cannot be adequately compensated in monetary damages. To the extent any such provisions of this Agreement, or any portion thereof, is deemed unenforceable by virtue of its scope, in terms of the period of time, geographical area or otherwise, but may be made enforceable by limitations thereon, Employee agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdictions in which enforcement is sought. The parties hereby authorize any court of competent jurisdiction to modify or reduce the scope of any such restrictive covenant to the extent necessary to make any such restrictive covenant enforceable to the fullest extent permitted by law.”
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws.
     12. Entire Agreement; Severability. This Agreement represents the complete agreement between Employee and the Company concerning the subject matter in this Agreement and supersedes all prior agreements (other than the Confidentiality and Non-Compete Agreement, as amended by Section 10 of this Agreement), or understandings, written or oral. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the fullest extent permitted by law.

     13. Revocation Period. Employee may revoke his release of claims under the ADEA (as defined in Section 14(h) below), within the seven (7) day period following the execution of this Agreement by Employee. Any such revocation must be submitted, in writing, to the Company, and to the person identified, in the Company’s notice address set forth below the Company’s signature block on the signature page attached hereto, and must state, “I hereby revoke my release of claims under the ADEA.” If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized by the State of Illinois, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. In the event of Employee’s revocation under this provision of the Agreement, only the release of claims under the ADEA will be affected and the remainder of the Agreement shall remain in full force and effect and all other claims will remain released.
     14. Acknowledgment of Waiver. By executing this Agreement, Employee acknowledges that:
     (a) Employee has entered into this Agreement voluntarily and not as a result of coercion, duress, or undue influence;
     (b) Employee has read and fully understands the terms of this Agreement;
     (c) Employee has been advised to consult with an attorney and/or other advisors of Employee’s choice before executing this Agreement;
     (d) Employee understands that this Agreement is LEGALLY BINDING and by executing it Employee gives up certain rights;
     (e) Employee has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement (although Employee may voluntarily choose to sign this Agreement earlier) and to consult with an attorney;
     (f) Pursuant to Section 4 above, Employee VOLUNTARILY, KNOWINGLY, AND WILLINGLY RELEASES the Releasees from any and all claim Employee may have, known or unknown, in exchange for the benefits provided to and obtained by Employee by executing this Agreement;
     (g) Employee may revoke his release of claims under the ADEA within the seven (7) day period following Employee’s execution of this Agreement, as set forth in Section 13 above;
     (h) The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS Employee may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act (the “ADEA”); and
     (i) Pursuant to Section 2(A) above, Employee VOLUNTARILY WAIVES any rights and all rights with respect to the Forfeited Stock Options, in exchange for the reduced term of the post-termination non-compete and the more narrow definition of the term “Directly Competing Business”, as set forth in Section 10 above.
     15. Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered by hand, express delivery by a nationally recognized courier (i.e., DHL, Federal Express, UPS, etc.), or mailed by certified mail, return receipt requested, postage prepaid, addressed to the respective notice addresses set forth below each party’s name on the signature page.
     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed one and the same instrument.
     This Agreement has been executed by the parties as of the respective dates set forth below.

EMPLOYEE:	COMPANY:

COSI, INC., a Delaware corporation

/S/ GILBERT MELOTT	By:	/S/ WILLIAM E. KOZIEL
Name: GILBERT MELOTT	Name:	WILLIAM E. KOZIEL
Date: 10/17/2007	Title:	CFO
	Date:	10/17/2007

Notice Address:	Notice Address:

Mr. Gilbert Melott	COSÌ, Inc.
3344 N. Racine Ave.	1751 Lake Cook Road, 6th Floor
Chicago, IL 60657	Deerfield, IL 60015
Attention: Vicki J. Baue,
Telephone: (773) 910-0400	V. P. & General Counsel
Facsimile:
Email: gilbertmelott@yahoo.com	Telephone: (847) 597-8800
Facsimile: (847) 580-4964
Email: vbaue@getcosi.com